UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )
Filed by the Registrant  ☒                            Filed by a party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Yext, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear stockholder,

Yext, Inc. is asking for your support at our 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held in a virtual meeting format on Wednesday, June 10, 2026 at 8:30 a.m. Eastern Time, by voting in favor of all proposals. This supplement contains information to complement Proposal No. 4 of our Proxy Statement dated April 27, 2026 (“Proxy Statement”). Proposal No. 4 is a request for the Approval of the Amended, Restated and Extended Yext, Inc. 2016 Equity Incentive Plan (the “Restated Plan”). Accordingly, this Restated Plan is not a new plan.

Specifically, we wish to expand our disclosure in Proposal No. 4 to reiterate that the shares that were available for grant on the existing version of our 2016 Equity Incentive Plan (the “Existing Plan”) and Hearsay Social, Inc. 2019 Equity Incentive Plan (the “Hearsay Plan”) will no longer be available under the Restated Plan if the Restated Plan is approved by our stockholders. As described in the Proxy Statement, there were (i) 7,625,706 shares available for issuance under the Existing Plan and (ii) 1,693,464 shares available for issuance under the Hearsay Plan, in each case, as of April 16, 2026; these pools of shares will no longer be available under the Restated Plan if approved by our stockholders.
Since April 16, 2026, we have granted 34,782 shares from the Existing Plan and we commit that no further shares will be granted as awards under the Existing Plan through the Annual Meeting.

If the Restated Plan is approved by stockholders:

•The prior pools in the aggregate of 9,319,170 shares from the Existing Plan and the Hearsay Plan will be extinguished and replaced in their entirety by the 4,500,000 shares provided by the Restated Plan.

•The only shares available for grant under the Restated Plan on its effective date at our 2026 Annual Meeting (“Effective Date”) will be no more than 4,500,000 shares.

•We agree that the 34,782 shares granted after April 16, 2026 will be a reduction from the 4,500,000 shares provided under the Restated Plan.

•Finally, any forfeitures that happen under the Existing Plan on or after the Effective Date will roll into the Restated Plan. These forfeitures are not available on the Effective Date, these only roll into the Restated Plan if outstanding awards under the Existing Plan are forfeited.

Thank you for your support for Proposal No. 4.

Sincerely,

Michael Walrath
CEO and Chair of the Board

Statement Regarding Forward-Looking Statements

This document includes "forward-looking statements" including, without limitation, statements regarding the number of shares to be granted as awards under the Existing Plan through the Annual Meeting and the number of shares available for issuance following approval of the Restated Plan. You can identify forward-looking statements by the use of terminology such as "believe", "expect", "will", "should," "could", "estimate", "anticipate" or similar forward-looking terms. These statements are based upon current beliefs and are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. The following factors, among others, could cause or contribute to such differences: our ability to renew and expand subscriptions with existing customers, especially enterprise customers, and attract new customers generally; our ability to successfully expand and compete in new geographies and industry verticals; the quality of our sales pipeline and ability to convert leads; our ability to expand its service and application provider network; our ability to develop or acquire new product and platform offerings to expand its market opportunity; our ability to release new products and updates that are adopted by its customers; weakened or changing global economic conditions, downturns, or uncertainty, including higher inflation, higher interest rates, and fluctuations or volatility in capital markets or foreign currency exchange rates; and the accuracy of the assumptions and estimates underlying Yext's financial projections. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements as well as other cautionary statements that are made from time to time in our SEC filings and public communications, including, without limitation, in the sections titled, “Special Note Regarding Forward Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available at http://investors.yext.com and on the SEC's website at https://www.sec.gov. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.